Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form’s S‑3 (Nos. 333-29185, 333-106504, and 333-181644), and S-8 (Nos. 333-03957, 333-85542, 333-85546, 333-142985, and 333-167123) of The Williams Companies, Inc., of our report dated February 21, 2014 except for Note 16 for the inclusion of the Guarantor Condensed Consolidated Financial Information which is dated March 3, 2014, relating to the financial statements of Access Midstream Partners L.P. as of and for the year ended December 31, 2013, which appears in this Current Report of The Williams Companies, Inc. on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
May 22, 2014